Exhibit 99.1

IO Biotech Reports Third Quarter 2024 Financial Results and Provides Business Highlights

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Pivotal Phase 3 trial (IOB-013/KN-D18) evaluating off-the-shelf therapeutic cancer vaccine IO102-IO103 in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in patients with advanced melanoma on track with primary endpoint of progression free survival (PFS) projected to be reached in first half of 2025

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Primary endpoint met in Phase 2 basket trial (IOB-022/KN-D38) cohort evaluating IO102-IO103 in combination with pembrolizumab in the first-line treatment of advanced squamous cell carcinoma of the head and neck (SCCHN)

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Enrollment in Phase 2 basket trial (IOB-032/PN-E40) evaluating IO102-IO103 in combination with pembrolizumab as neoadjuvant and adjuvant treatment of patients with resectable melanoma or SCCHN is proceeding ahead of schedule

•	Ended third quarter with approximately $80 million in cash and cash equivalents; the company continues to expect its cash position will support operations into the fourth quarter of 2025

New York, NY – November 12, 2024: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, off-the-shelf, immune-modulating therapeutic cancer vaccines based on its T-win® platform, today reported financial results for the third quarter ended September 30, 2024.

“We continue to add to the body of evidence that our novel investigational therapeutic cancer vaccine, IO102-IO103, has the potential to bring clinical benefit to patients with strong signals of activity now observed in patients with three types of metastatic solid tumors,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “As we look to the primary endpoint data readout from our Phase 3 pivotal trial in the first half of next year, we plan to be prepared to submit a Biologics License Application (BLA) to the FDA in 2025 and potentially make our first therapeutic cancer vaccine available for patients in the US with advanced melanoma in 2026.”

Dr. Zocca continued, “Our T-win platform generates off-the-shelf therapeutic cancer vaccine candidates with a unique mechanism of action, capable of both targeting immune-suppressive cells and cancer cells. This dual action is what drives the strong activity we see when we combine IO102-IO103 with an anti-PD-1 therapy. In addition to IO102-IO103, the T-win platform has generated other novel candidates including IO112, targeting arginase 1 with a unique mechanism of action. We are excited about the strength of the data supporting the potential of IO112 and plan to submit an Investigational New Drug (IND) application to the FDA for this program in 2025.”

Recent Business Highlights

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The per-protocol interim analysis in the pivotal Phase 3 trial (IOB-013/KN-D18), which is evaluating IO102-IO103 in combination with KEYTRUDA® (pembrolizumab) in advanced melanoma, was completed by the IDMC in the third quarter of 2024. Based on review of safety and efficacy data, the IDMC recommended the trial continue without modifications and noted that no new safety signals were observed. The outcome of the primary endpoint of PFS is projected to be available in the first half of 2025, potentially followed by a BLA submission in 2025 depending on the PFS outcome.

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Encouraging data for the fully enrolled squamous cell carcinoma of the head and neck (SCCHN) and non-small cell lung cancer (NSCLC) cohorts of the Phase 2 basket trial (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in the first-line treatment of patients with metastatic disease were presented at the 2024 European Society of Medical Oncology (ESMO) Congress in September and the 2024 Society for Immunotherapy of Cancer (SITC) Annual Meeting in November, respectively. [https://bit.ly/3zgzsoY; https://bit.ly/4fsVCno]

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The company continues to progress its perioperative Phase 2 basket trial (IOB-032/PN-E40) studying treatment with IO102-IO103 in combination with pembrolizumab dosed before (neo-adjuvant) and after (adjuvant) surgery with curative intent in patients with resectable melanoma or SCCHN. Enrollment continues in both the single arm SCCHN cohort (cohort B) and the randomized melanoma cohort (cohort C), in which patients are randomized either to IO102-IO103 in combination with pembrolizumab or to pembrolizumab alone.

Third Quarter 2024 Financial Results

•	Net loss for the three months ended September 30, 2024, was $24.0 million, compared to $21.7 million for the three months ended September 30, 2023.

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Research and development expenses were $20.2 million for the three months ended September 30, 2024, compared to $17.7 million for the three months ended September 30, 2023. The increase was primarily related to timing of clinical trial-related activities for the company’s IO102-IO103 therapeutic cancer vaccine candidate, including the continued execution of the company’s pivotal Phase 3 clinical trial. The company recognized $0.6 million in research and development equity-based compensation for the three months ended September 30, 2024, compared to $2.1 million for the three months ended September 30, 2023.

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General and administrative expenses were $6.3 million for the three months ended September 30, 2024, compared to $5.8 million for the three months ended September 30, 2023. The company recognized $1.0 million in general and administrative equity-based compensation for the three months ended September 30, 2024, compared to $0.9 million for the three months ended September 30, 2023.

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Cash and cash equivalents as of September 30, 2024 were $80.2 million, compared to $143.2 million at December 31, 2023. During the three months ended September 30, 2024, the company used cash, cash equivalents and restricted cash of $20.8 million. The company continues to expect that it will have sufficient cash to run the company into the fourth quarter of 2025.

About IO102-IO103

IO102-IO103 is an investigational off-the-shelf therapeutic cancer vaccine designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase (IDO) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating IO102-IO103 in combination with pembrolizumab as first line treatment in patients with solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating IO102-IO103 in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial evaluating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. A total of 407 patients have been enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study is progression free survival, an event-driven analysis conducted when 226 events, defined as disease progression or death, have been reported in the study. Secondary endpoints include overall response rate (ORR), overall survival (OS), durable objective response rate (DRR), complete response rate (CRR), duration of response (DoR), time to complete response (TTCR), disease control rate (DCR), and incidence of AEs and SAEs (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in first-line advanced cancers in non-small cell lung cancer (NSCLC) and squamous cell carcinoma of the head and neck (SCCHN). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IOB-032/PN-E40 Phase 2 Solid Tumor Basket Trial

IOB-032/PN-E40 (NCT05280314) is a Phase 2 basket trial investigating the IO102-IO103 therapeutic cancer vaccine in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. The study completed enrollment of 15 patients with melanoma in cohort A and continues to enroll 15 patients with SCCHN in cohort B as single arm cohorts receiving combination of IO102-IO103 with pembrolizumab, whereas in cohort C, melanoma patients will be randomized 1:1 to either the combination of IO102-IO103 with pembrolizumab or pembrolizumab alone. In the neo-adjuvant period, for all cohorts, treatment is every 3 weeks (Q3W) for 3 cycles (melanoma) or 2-3 cycles (SCCHN). Patients entering the study will be scheduled for surgery and begin neoadjuvant treatment 4-9 weeks prior. Surgery will be followed by adjuvant treatment with the same regimen for 15 cycles. Cohort C patients with poor pathological response to pembrolizumab alone in the neo-adjuvant phase (>10% residual viable tumor) may cross over to combination treatment post-surgery. The primary endpoint is major pathological response at surgery (≤10% residual viable tumor; central assessment). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a Breakthrough Therapy Designation for the treatment of advanced melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing or outcome of primary analysis of the company’s Phase 3 trial, other current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti

Salutem

917-498-1967

Julie.Funesti@salutemcomms.com

IO BIOTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses
Research and development	$20,178	$17,655	$50,337	$46,059
General and administrative	6,326	5,829	17,897	17,201

Total operating expenses	26,504	23,484	68,234	63,260

Loss from operations	(26,504)	(23,484)	(68,234)	(63,260)

Other income (expense)
Currency exchange gain (loss), net	1,630	(342)	1,078	(74)
Interest income	1,068	1,708	3,996	3,932

Total other income (expense), net	2,698	1,366	5,074	3,858

Loss before income tax expense (benefit)	(23,806)	(22,118)	(63,160)	(59,402)
Income tax expense (benefit)	209	(439)	998	499

Net loss	(24,015)	(21,679)	(64,158)	(59,901)

Net loss attributable to common shareholders	(24,015)	(21,679)	(64,158)	(59,901)

Net loss per common share, basic and diluted	$(0.36)	$(0.43)	$(0.97)	$(1.66)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	65,880,914	50,168,303	65,880,914	36,011,162

Other comprehensive loss
Net loss	$(24,015)	$(21,679)	$(64,158)	$(59,901)
Foreign currency translation	(1,374)	(108)	(1,331)	268

Total comprehensive loss	$(25,389)	$(21,787)	$(65,489)	$(59,633)

IO BIOTECH, INC.

Consolidated Balance Sheets

(Unaudited in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$80,185	$143,193
Prepaid expenses and other current assets	6,059	4,062

Total current assets	86,244	147,255

Restricted cash	268	268
Property and equipment, net	695	847
Right of use lease asset	1,814	2,259
Other non-current assets	924	89

Total non-current assets	3,701	3,463

Total assets	$89,945	$150,718

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,256	$3,878
Lease liability - current	694	655
Accrued expenses and other current liabilities	10,105	11,184

Total current liabilities	16,055	15,717

Lease liability - non-current	1,325	1,839

Total non-current liabilities	1,325	1,839

Total liabilities	17,380	17,556

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at September 30, 2024 and December 31, 2023; 65,880,914 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	66	66
Additional paid-in capital	411,479	406,587
Accumulated deficit	(327,980)	(263,822)
Accumulated other comprehensive loss	(11,000)	(9,669)

Total stockholders’ equity	72,565	133,162

Total liabilities and stockholders’ equity	$89,945	$150,718